                                                                     EXHIBIT 8.1

    OPINION OF BODMAN LLP RE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

                             [BODMAN LLP LETTERHEAD]

April 3, 2007

Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301

Ladies and Gentlemen:

     We are acting as special counsel for Titan International, Inc., an Illinois corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") with respect to the registration under the Securities Act of 1933 (the "Act") of the offer and exchange by the Company (the "Exchange Offer") of up to $200,000,000 aggregate principal amount of the Company's 8% Senior Unsecured Notes due 2012 to be registered under the Act (the "New Notes"), which New Notes will be guaranteed by each of the guarantors named in
Schedule I hereto (the "Guarantors"), for a like principal amount of the Company's outstanding 8% Senior Unsecured Notes due 2012 (the "Old Notes"), which Old Notes have also been guaranteed by the Guarantors. The Old Notes were issued pursuant to an Indenture, dated December 28, 2006 (the "Indenture"), between the Company and U.S. Bank National Association, as trustee. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Registration Statement.

     In connection with our opinion, we have reviewed (without any independent verification of the matters set forth therein) the Registration Statement, including the exhibits thereto, the Indenture and such other documents, records and instruments that we have deemed necessary or appropriate for purposes of this opinion. We have relied upon the truth and accuracy at all relevant times of the facts and statements contained in the Registration Statement and the Indenture, and have assumed that the Exchange Offer will be consummated in accordance with all the terms set forth therein and without any waiver of any material provision thereof.

     Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the heading "Material United States Federal Income Tax Considerations," we hereby confirm that the opinion stated in the Registration Statement, under the heading "Material United States Federal Income Tax Considerations," constitutes our opinion as to the material U.S. federal income tax consequences of the Exchange Offer relevant to holders of the Old Notes.

     This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Exchange Offer, or any other transaction (including any transaction undertaken in connection with the foregoing).

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to register the New Notes under the Act and to the reference to us in the prospectus and any prospectus supplements contained therein under the caption "Material United States Federal Income Tax Considerations." In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        BODMAN LLP


                                        /s/ Barbara A. Bowman
                                        ----------------------------------------
                                        By: Barbara A. Bowman, a partner

                              SCHEDULE I TO OPINION

                                   GUARANTORS

                                            JURISDICTION OF   PERCENTAGE OF
NAME OF SUBSIDIARY                           INCORPORATION      OWNERSHIP
------------------                          ---------------   -------------
Titan Marketing Services, Inc.                  Illinois           100%
Titan Wheel Corporation of Illinois             Illinois           100%
Titan Wheel Corporation of Iowa                   Iowa             100%
Titan Wheel Corporation of South Carolina    South Carolina        100%
Titan Wheel Corporation of Virginia             Virginia           100%
Titan Investment Corporation                    Illinois           100%
Titan Tire Corporation                          Illinois           100%
Titan Tire Corporation of Bryan                   Ohio             100%
Titan Tire Corporation of Freeport              Illinois           100%
Titan Tire Corporation of Natchez              Mississippi         100%
Titan Tire Corporation of Texas                   Texas            100%
Titan Distribution, Inc.                        Illinois           100%
Dyneer Corporation                              Delaware           100%
Dico, Inc.                                      Delaware           100%
Automotive Wheels, Inc.                        California          100%
Nieman's, Ltd.                                    Iowa             100%